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                                                                   EXHIBIT 23(B)

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Glacier Bancorp, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-36514, No. 333-105995, No. 333-52498, No. 333-64924 and 333-125024) on Forms
S-8 of our reports dated March 15, 2005, relating to the consolidated statements of financial condition of Glacier Bancorp, Inc. and subsidiaries as of December 31, 2004 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2004, which report appears in the December 31, 2005 annual report on Form 10-K of Glacier Bancorp, Inc.


/s/ KPMG

Billings, Montana
March 15, 2006